EXHIBIT 99.1

 Frozen Food Express Industries, Inc. Announces Second Quarter 2013 Financial Results

DALLAS, July 30, 2013 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the quarter ended June 30, 2013.  Highlights from second quarter 2013 financial results include:
•            2Q13 total operating revenue was $102.4 million, an 7.0% increase to total operating revenue of $95.7 million in 2Q12
~~•~~            2Q13 operating ratio was 101.5%, compared to 98.4% during 2Q12
•            2Q13 net loss per diluted share of common stock was ($0.14), compared to net income per diluted share of common stock of $0.06 during 2Q12
Revenue (in $ millions) from:	2Q13	2Q12	% Change
Total Truckload ("TL")	37.7	37.7	0.2%
Less-than-truckload ("LTL")	36.3	31.1	16.6%
Brokerage, Logistics and Equipment Rental	8.6	7.5	13.4%
Operating Revenue (Excluding Fuel Surcharges)	82.6	76.3	8.2%
Fuel Surcharges	19.8	19.4	2.4%
Total Operating Revenue	102.4	95.7	7.0%
During the second quarter of 2013, LTL revenue increased 16.6 percent to $36.3 million, versus $31.1 million posted during the same period a year ago.  The increase in LTL revenue was primarily related to a 7.8% increase in yield and an 11.8% increase in shipments.  These improvements are attributable to the Company's continued focus on providing quality service and an emphasis on sales and marketing efforts in this service offering.
During the second quarter, truckload revenue, excluding fuel surcharges, was $37.7 million, relatively unchanged from the same period a year ago.  The 2.9% increase in revenue per loaded mile and the 4.2% increase in TL shipments were offset by a $1.0 million decrease in dedicated services revenue, as certain trucks were redeployed from dedicated services to other service offerings with higher operating margins.
During the second quarter, brokerage and logistics services revenue was relatively flat compared to the same period a year ago, while equipment rental revenue increased $1.0 million, due to an increase in the number of tractors leased to owner-operators through the Company's Drive-to-Own program.
During the second quarter of 2013, total operating expenses increased 10.5% to $104.0 million, compared to $94.1 million during the second quarter of 2012.  Primary factors related to the year-over-year increase in operating expenses are related to the increase in number of trucks in service to 1,656, as compared to 1,487 during the same period last year.  Contributing to the increase in operating expenses were higher costs attributable to purchased transportation, claims and insurance, revenue equipment rent, supplies and maintenance, and salaries, wages and related expenses, partially offset by a decrease in fuel expense.
During the second quarter of 2013, the operating ratio was to 101.5, compared to 98.4 during the same period in 2012, and compared to 104.1 during the first quarter of 2013.
As previously disclosed, the Company has entered into a definitive agreement pursuant to which Duff Brothers Capital Corporation has offered to acquire all of the outstanding shares of common stock of FFE (except shares owned by its affiliates) for $2.10 in cash per share of common stock, representing a 23.5% premium over the closing price on July 12, 2013, the last full trading day before the announcement of the agreement. The transaction was unanimously approved by the Company's Board of Directors and is expected to close by late August or early September 2013.
About FFEX
Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload on a non-dedicated fleet basis. We also provide bulk tank water transportation, brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com. To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. The Company's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.
The Frozen Food Express Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3209

Forward-Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are the decisions by the shareholders to tender shares into the tender offer, the ability for all conditions to closing the tender offer to be satisfied or waived, the outcome of pending shareholder litigation, demand for the Company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the continued growth of hydraulic fracturing techniques for oil and gas drilling in West Texas, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the Company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)

Assets	June 30, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$935	$2,907
Accounts receivable, net of allowance for doubtful accounts of
$1,067 and $1,565, respectively	44,189	40,069
Tires on equipment in use, net	9,042	8,176
Equipment held for sale	41	832
Other current assets	8,950	7,840
Total current assets	63,157	59,824

Property and equipment, net	49,052	54,680
Deferred income taxes	3,039	3,039
Other assets	4,061	6,096
Total assets	$119,309	$123,639

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$29,563	$26,178
Insurance and claims accruals	9,137	10,033
Accrued payroll and deferred compensation	3,800	3,951
Accrued liabilities	1,288	1,429
Current maturities of notes payable and capital lease obligations	3,157	3,040
Deferred income taxes	2,727	2,727
Total current liabilities	49,672	47,358

Borrowings under credit facility	26,049	26,215
Long-term notes payable and capital lease obligations	15,254	16,891
Insurance and claims accruals	5,604	4,904
Total liabilities	96,579	95,368

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	678	1,165
Accumulated other comprehensive loss	(76)	(79)
Retained earnings	658	6,516
Total common shareholders' equity	29,118	35,460
Treasury stock (972 and 1,026 shares), at cost	(6,388)	(7,189)
Total shareholders' equity	22,730	28,271
Total liabilities and shareholders' equity	$119,309	$123,639

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
 (Unaudited and in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Total operating revenue	$102,436	$95,705	$200,267	$183,640
Operating expenses
Salaries, wages and related expenses	29,367	28,078	58,374	57,303
Purchased transportation	22,056	16,487	41,702	32,320
Fuel	17,396	19,752	36,345	38,769
Supplies and maintenance	13,768	12,362	26,721	24,766
Revenue equipment rent	11,798	10,302	23,998	20,514
Depreciation	2,728	2,908	5,610	5,967
Communications and utilities	1,099	1,243	2,106	2,176
Claims and insurance	3,793	1,864	7,205	3,769
Operating taxes and licenses	997	1,065	1,957	2,152
Gain on sale of property and equipment	(301)	(777)	(567)	(2,537)
Miscellaneous	1,314	864	2,425	2,097
Total operating expenses	104,015	94,148	205,876	187,296
(Loss) income from operations	(1,579)	1,557	(5,609)	(3,656)

Interest and other (income) expense
Interest expense	543	398	1,169	769
Equity in loss (earnings) of limited partnership	-	(97)	10	(332)
Gain on sale of investment in limited partnership	-	-	(1,649)	-
Other	440	129	626	371
Total interest and other (income) expense	983	430	156	808
(Loss) income before income taxes	(2,562)	1,127	(5,765)	(4,464)
Income tax expense	41	56	93	114
Net (loss) income	$(2,603)	$1,071	$(5,858)	$(4,578)

Net (loss) income per share of common stock
Basic	$(0.14)	$0.06	$(0.33)	$(0.26)
Diluted	$(0.14)	$0.06	$(0.33)	$(0.26)
Weighted average shares outstanding
Basic	18,028	17,872	17,976	17,799
Diluted	18,028	17,872	17,976	17,799

The following table summarizes and compares selected statistical data relating to our freight operations for each of the three and six month periods ended June 30:

	Three Months		Six Months
Truckload	2013	2012	2013	2012
Total linehaul miles (a)	22,057	21,792	45,066	42,342
Loaded miles (a)	19,214	19,185	39,356	37,341
Empty mile ratio (b)	12.9%	12.0%	12.7%	11.8%
Linehaul revenue per total mile (c)	$1.54	$1.51	$1.52	$1.49
Linehaul revenue per loaded mile (d)	$1.77	$1.72	$1.74	$1.68
Linehaul shipments (a)	21.9	21.0	43.9	40.6
Loaded miles per shipment (e)	878	913	897	920
Less-than-truckload
Hundredweight (a)	2,358,508	2,179,967	4,559,406	4,183,502
Shipments (a)	80.2	71.7	156.1	138.8
Linehaul revenue per hundredweight (f)	$15.40	$14.29	$15.28	$14.21
Linehaul revenue per shipment (g)	$453	$434	$447	$428
Average weight per shipment (h)	2,941	3,040	2,922	3,014

Computational notes:
(a)	In thousands.
(b)	Total truckload linehaul miles less truckload loaded miles divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by truckload total linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of LTL shipments.

The following table summarizes and compares the makeup of our fleet between company-provided tractors and tractors provided by owner-operators as of June 30:

	2013	2012
Total company tractors available for freight operations	1,281	1,315
Total owner-operator tractors available for freight operations	415	260
Total tractors available for freight operations	1,696	1,575
Total trailers available for freight operations	2,858	2,914

CONTACT: Frozen Food Express Industries, Inc.

         Russell Stubbs, President and CEO
         John Hickerson, EVP and COO
         Steve Stedman, VP and Interim CFO
         (214) 630-8090

         Dave Mossberg, Investor Relations
         Three Part Advisors, LLC
         817 310-0051